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Exhibit (a)(8)

From:  Michael J. Tavlin

Subject:  Additional Information Relating to the Offer to Exchange Options

Date:  May 14, 2001

    This Memorandum is being sent to you to provide you with additional information that you should take into account when deciding whether or not to tender your options for exchange in the option exchange offer.

    Attached to this Memorandum for your convenience is one copy of each of Interactive Intelligence's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. These documents can also be accessed electronically on the website of the Securities and Exchange Commission at www.sec.gov.

    In addition, please be advised that because Interactive Intelligence has not made a profit, there have been no earnings to cover our fixed charges of $13,359, $65,551, $682,463 and $884,938 for the three months ended March 31, 2001, and the years ended December 31, 2000, 1999 and 1998, respectively. At March 31, 2001, our book value per share was $2.29.

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Exhibit (a)(8)